Exhibit 10.2
ESCROW AGREEMENT

This Escrow Agreement is entered into this 6th day of April, 2011, by and between Osage Exploration and Development, Inc. ("Osage"), E. Peter Hoffman, Jr. ("Hoffman") and Robertson & Williams, attorneys ("R&W").

WHEREAS, on the 5th day of April, 2011 Osage did execute and deliver to Hoffman its Note in the principal sum of $200,000.00 relating to certain oil and gas leases to be acquired by Osage in Logan County, Oklahoma and surrounding counties (collectively, the "Oil and Gas Leases").  As further security for repayment of the Note, Osage has agreed to (i) execute in favor of Hoffman one or more Mortgages covering the Oil and Gas Leases, as provided below (collectively, the "Mortgage"); and (ii) have deposited into escrow with R&W, as escrow agent (the "Escrow Agent") an executed Assignment to Hoffman of all its right, title and interest in the Oil and Gas Leases to be used as security under the said Mortgage; and it is also contemplated that additional Assignments of Oil and Gas Leases from Osage to Hoffman (collectively referred to herein in the singular form) will be deposited with the Escrow Agent as additional Oil and Gas Leases are acquired with the proceeds of the Note; and,

WHEREAS, Hoffman has agreed to execute and have deposited into escrow with the Escrow Agent on the date hereof and from time to time one or more executed Releases of Mortgage of the Mortgage executed by Osage to Hoffman and mentioned hereinabove; and,

WHEREAS, R&W have agreed to hold the said Assignment(s) of Oil and Gas Leases and Release of Mortgage and deliver the same to the respective parties upon the satisfaction of the following terms and conditions.

NOW THEREFORE, in consideration of the sum of $10.00 and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party, it is hereby agreed:

1.	Each party shall execute and deliver to R&W this Escrow Agreement, which may be executed in counterparts;
2.
Promptly upon acquiring any Oil and Gas Leases with the proceeds of the Note, but in any event within thirty (30) business days thereafter, Osage shall execute, notarize and record in the applicable real property records a Mortgage in favor of Hoffman covering such Oil and Gas Leases and granting a first priority mortgage lien thereon, and shall furnish a recorded copy of same to Hoffman;

3.	Osage shall execute, notarize and deliver into escrow with R&W its Assignment of Oil and Gas Leases, assigning to Hoffman all its interest in the Oil and Gas Leases covered by the aforesaid Mortgage;
4.	Hoffman shall execute, notarize and deliver into escrow with R&W his Releases of Mortgage, fully releasing the aforesaid Mortgage;
5.
Upon receipt from Hoffman of the original Note duly cancelled by Hoffman and marked in prominent letters thereon with the legend "Paid in Full" and receipt of written notification by Osage and Hoffman to R&W, signed by a corporate officer of Osage and by Hoffman, individually and sent by fax or US Mail, notifying in unequivocal terms that the aforesaid Note has been paid in full, R&W will:

(a)   Deliver to Osage, by US Mail, courier or hand delivery at its offices in San Diego, California, the originals of the aforementioned Assignment of Oil and Gas Leases, Release of Mortgage and cancelled Note.

6.	If R&W has not received written notice and the original cancelled Note within 24 hours after the Maturity Date of the Note as shown thereon R&W will:

(a)   Deliver to Hoffman by courier at his offices in Oklahoma City, Oklahoma, the originals of the aforementioned Assignment of Oil and Gas Leases and Release of Mortgage.

Upon satisfying the enumerated conditions of paragraphs 5(a) or 6(a), as the case may be, R&W will have satisfied its obligations under this agreement and is released from any further liability hereunder.

The Parties agree that the following provisions shall control with respect to the rights, duties, liabilities, privileges and immunities of the Escrow Agent:

 (a)          The Escrow Agent is not a party to, and is not bound by, or charged with notice of, any agreement out of which this escrow may arise.

 (b)          The Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the identity or authority of any person executing or depositing it.

 (c)           In the event the Escrow Agent becomes involved in litigation in connection with the escrow, Osage agrees to indemnify and save the Escrow Agent harmless from all loss, cost, damage, expenses and attorney's fees suffered or incurred by the Escrow Agent as a result thereof.  The obligations of the parties under this paragraph shall be performed at the office of the Escrow Agent, 9658 N. May Ave., Suite 200, Oklahoma City, Oklahoma 73120.

 (d)          Any cost incurred by the Escrow Agent in the performance of its obligations hereunder shall be paid by Osage, including, but not limited to cost associated with the delivery of the document under paragraphs 5(a) or 6(a), if any.

 (e)          The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document which the Escrow Agent in good faith believes to be genuine and what it purports to be.

 (f)           The Escrow Agent shall not be liable for anything which it may do or refrain from doing in connection herewith, except its own gross negligence or willful misconduct.

 (g)          In the event of any disagreement between any of the parties to this agreement, or between any of them and any other person, resulting in adverse claims or demands being made in connection with the subject matter of the escrow, or in the event that the Escrow Agent, in good faith, be in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjusted and all doubt resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons.  The rights of the Escrow Agent under this paragraph are cumulative of all other rights which it may have by law or otherwise.

 (h)          During the entire term of this Agreement, any funds held by the Escrow Agent as cash awaiting distribution shall be held in the Escrow Agent’s IOLTA account and shall not accrue interest to any party’s benefit.

 (i)           This Agreement may be executed in one or more counterparts, any one of which may be considered an original and executed facsimile copies received by the Escrow Agent will also be considered an original.

Executed this 5th day of April, 2011.

"PARTIES"	Osage Exploration and Development, Inc.

By:
Kim Bradford, President

E. Peter Hoffman, Jr.

"ESCROW AGENT"	Robertson & Williams, Inc.

By:
Thomas C. Williams, President